Exhibit 5.1

April 22, 2014

OmniVision Technologies, Inc.

4275 Burton Drive

Santa Clara, California 95054

Ladies and Gentlemen:

We have examined the Registration Statement on Form S-8 to be filed by you with the Securities and Exchange Commission on or about April 22, 2014, in connection with the registration under the Securities Act of 1933, as amended, of an aggregate of 7,400,000 shares of your Common Stock (the “Shares”) consisting of 2,500,000 shares of Common Stock reserved for issuance under your 2009 Employee Stock Purchase Plan (the “Purchase Plan”) and 4,900,000 shares of Common Stock reserved for issuance under your 2007 Equity Incentive Plan (the “Equity Incentive Plan”)

As your legal counsel, we have examined the proceedings taken and are familiar with the proceedings proposed to be taken by you in connection with the sale and issuance of the Shares.  It is our opinion that the Shares, when issued and sold in the manner referred to in the Purchase Plan or the Equity Incentive Plan, as the case may be, will be legally and validly issued, fully paid and nonassessable.

We consent to the use of this opinion as an exhibit to said Registration Statement and further consent to the use of our name wherever appearing in said Registration Statement and any amendments thereto.

Sincerely,

WILSON SONSINI GOODRICH & ROSATI
Professional Corporation

/s/ Wilson Sonsini Goodrich & Rosati, P.C.